EXHIBIT 10.7

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made as of August 01, 2015 by and between OncoCyte Corporation (“OncoCyte”), a California corporation, and Kristine Mechem ("Executive").

1.	Engagement; Position and Duties.

(a)            OncoCyte agrees to employ Executive in the position described on Exhibit A (which Exhibit A is a part of this Agreement) effective as of the date of this Agreement. Executive shall perform the duties and functions described on Exhibit A and such other duties as the executive(s) to whom Executive reports or the Board of Directors of OncoCyte may from time to time determine.  Executive shall devote Executive’s best efforts, skills, and abilities, on a full‑time basis, exclusively to the business of OncoCyte and its Related Companies pursuant to, and in accordance with, business policies and procedures, as fixed from time to time by the Board of Directors (the “Policies”).  Executive covenants and agrees that Executive will faithfully adhere to and fulfill the Policies, including any changes to the Policies that may be made in the future.  Executive may be provided with a copy of OncoCyte’s employee manual (the “Manual”) which contains the Policies. OncoCyte may change its Policies from time to time, in which case Executive will be notified of the changes in writing by a memorandum, a letter, or an update or revision of OncoCyte’s employee manual.

(b)            Performance of Services for Related Companies.  In addition to the performance of services for OncoCyte, Executive shall, to the extent so required by OncoCyte, also perform services for one or more members of a consolidated group of which OncoCyte is a part ("Related Company"), provided that such services are consistent with the kind of services Executive performs or may be required to perform for OncoCyte under this Agreement.  If Executive performs any services for any Related Company, Executive shall not be entitled to receive any compensation or remuneration in addition to or in lieu of the compensation and remuneration provided under this Agreement on account of such services for the Related Company.  The Policies will govern Executive’s employment by OncoCyte and any Related Companies for which Executive is asked to provide Services. In addition, Executive covenants and agrees that Executive will faithfully adhere to and fulfill such additional policies as may established from time to time by the board of directors of any Related Company for which Executive performs services, to the extent that such policies and procedures differ from or are in addition to the Policies adopted by OncoCyte.

(c)            No Conflicting Obligations.  Executive represents and warrants to OncoCyte and each Related Company that Executive is under no obligations or commitments, whether contractual or otherwise, that are inconsistent with Executive’s obligations under this Agreement or that would prohibit Executive, contractually or otherwise, from performing Executive’s duties as under this Agreement and the Policies.

(d)            No Unauthorized Use of Third Party Intellectual Property.  Executive represents and warrants to OncoCyte and each Related Company that Executive will not use or disclose, in connection with Executive’s employment by OncoCyte or any Related Company, any patents, trade secrets, confidential information, or other proprietary information or intellectual property as to which any other person has any right, title or interest, except to the extent that OncoCyte or a Related Company holds a valid license or other written permission for such use from the owner(s) thereof.  Executive represents and warrants to OncoCyte and each Related Company that Executive has returned all property and confidential information belonging to any prior employer.

2.	Compensation

(a)            Salary.  During the term of this Agreement, OncoCyte shall pay to the Executive the salary shown on Exhibit A.  Executive’s salary shall be paid in equal semi-monthly installments, consistent with OncoCyte’s regular salary payment practices.  Executive’s salary may be increased from time-to-time by OncoCyte, in OncoCyte’s sole and absolute discretion, without affecting this Agreement.

Bonus.  Executive shall be eligible to earn an annual cash incentive bonus award determined by the Board in respect of each calendar year during Executive’s employment (the “Annual Bonus”), with a target bonus equal to no less than thirty percent (30%) of Base Salary (the “Target Bonus”) for achievement of the specified performance goals at target levels for the applicable calendar year.  The actual Annual Bonus payable shall be based upon the level of achievement of objectively determinable Company and individual performance goals for the applicable calendar year, as determined by the Board in consultation with Executive.  Such performance goals shall be determined and memorialized in writing no later than January 31 of each calendar year.

Executive agrees that the Board of Directors of OncoCyte may follow the recommendations of the Compensation Committee of the board of directors of OncoCyte’s parent company in determining whether to a award bonus or to establish performance goals or milestones.  Executive also agrees that the Board of Directors and OncoCyte are not obligated to adopt any bonus plan, to maintain in effect any bonus plan that may now be in effect or that may be adopted during the term of Executive’s employment, or to pay Executive a bonus unless a bonus is earned under the terms and conditions of any bonus plan adopted by OncoCyte

(b)            Expense Reimbursements. OncoCyte or a Related Company shall reimburse Executive for reasonable travel and other business expenses (but not expenses of commuting to work) incurred by Executive in the performance of Executive’s duties under this Agreement, subject to the Policies and procedures in effect from time to time, and provided that Executive submits supporting vouchers.

(c)            Benefit Plans.  Executive may be eligible (to the extent Executive qualifies) to participate in certain retirement, pension, life, health, accident and disability insurance, stock option plan or other similar Executive benefit plans which may be adopted by OncoCyte (or a Related Company) for its Executives. OncoCyte and the Related Companies have the right, at any time and without any amendment of this Agreement, and without prior notice to or consent from Executive, to adopt, amend, change, or terminate any such benefit plans that may now be in effect or that may be adopted in the future, in each case without any further financial obligation to Executive.  Any benefits to which Executive may be entitled under any benefit plan shall be governed by the terms and conditions of the applicable benefit plan, and any related plan documents, as in effect from time to time.  If Executive receives any grant of stock options or restricted stock under any stock option plan or stock purchase plan of OncoCyte or any Related Company, the terms and conditions of the stock options or restricted stock, and Executive’s rights with respect to the stock options or restricted stock, shall be governed by (i) the terms of the applicable stock option or stock purchase plan, as the same may be amended from time to time, and (ii) the terms and conditions of any stock option agreement or stock purchase agreement and related agreements that Executive may sign or be required to sign with respect to the stock options or restricted stock.

(d)            Vacation; Sick Leave.  Executive shall be entitled to the number of days of vacation and sick leave (without reduction in compensation) during each calendar year shown on Exhibit A or as may be provided by the Policies.  Executive’s vacation shall be taken at such time as is consistent with the needs and Policies of OncoCyte and its Related Companies.  All vacation days and sick leave days shall accrue annually based upon days of service.  Executive’s right to leave from work due to illness is subject to the Policies and the provisions of this Agreement governing termination due to disability, sickness or illness.  The Policies governing the disposition of unused vacation days and sick leave days remaining at the end of OncoCyte's fiscal year shall govern whether unused vacation days or sick leave days will be paid, lost, or carried over into subsequent fiscal years.

3.            Competitive Activities. During the term of Executive's employment, and for one year thereafter, Executive shall not, for Executive or any third party, directly or indirectly employ, solicit for employment or recommend for employment any person employed by OncoCyte or any Related Company.  During the term of Executive's employment, Executive shall not, directly or indirectly as an Executive, contractor, officer, director, member, partner, agent, or equity owner, engage in any activity or business that competes or could reasonably be expected to compete with the business of OncoCyte or any Related Company.  Executive acknowledges that there is a substantial likelihood that the activities described in this Section would (a) involve the unauthorized use or disclosure of OncoCyte's or a Related Company's Confidential Information and that use or disclosure would be extremely difficult to detect, and (b) result in substantial competitive harm to the business of OncoCyte or a Related Company.  Executive has accepted the limitations of this Section as a reasonably practicable and unrestrictive means of preventing such use or disclosure of Confidential Information and preventing such competitive harm.

4.	Inventions/Intellectual Property/Confidential Information

(a)            As used in this Agreement, “Intellectual Property” means any and all inventions, discoveries, formulas, improvements, writings, designs, or other intellectual property.  Any and all Intellectual Property relating to or in any way pertaining to or connected with the systems, products, apparatus, or methods employed, manufactured, constructed, or researched by OncoCyte, or any Related Company, which Executive may conceive or make while performing services for OncoCyte or a Related Company shall be the sole and exclusive property of OncoCyte or the applicable Related Company.  Executive hereby irrevocably assigns and transfers to OncoCyte, or a Related Company, all rights, title and interest in and to all Intellectual Property that Executive may now or in the future have under patent, copyright, trade secret, trademark or other law, in perpetuity or for the longest period otherwise permitted by law, without the necessity of further consideration.  OncoCyte and the Related Companies will be entitled to obtain and hold in their own name all copyrights, patents, trade secrets, trademarks and other similar registrations with respect to such Intellectual Property.

(b)            Moral Rights.  To the extent allowed by law, the rights to Intellectual Property assigned by Executive to OncoCyte or any Related Company includes all rights of paternity, integrity, disclosure and withdrawal, and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively “Moral Rights”).  To the extent Executive retains any such Moral Rights under applicable law, Executive hereby ratifies and consents to any action that may be taken with respect to such Moral Rights by or authorized by OncoCyte or a Related Company and agrees not to assert any Moral Rights with respect thereto.  Executive shall confirm in writing any such ratifications, consents, and agreements from time to time as requested by OncoCyte or Related Company.

(c)            Execution of Documents; Power of Attorney.  Executive agrees to execute and sign any and all applications, assignments, or other instruments which OncoCyte or a Related Company may deem necessary in order to enable OncoCyte or a Related Company, at its expense, to apply for, prosecute, and obtain patents of the United States or foreign countries for the Intellectual Property, or in order to assign or convey to, perfect, maintain or vest in OncoCyte or a Related Company the sole and exclusive right, title, and interest in and to the Intellectual Property.  If OncoCyte or a Related Company is unable after reasonable efforts to secure Executive’s signature, cooperation or assistance in accordance with the preceding sentence, whether because of Executive’s incapacity or any other reason whatsoever, Executive hereby designates and appoints OncoCyte or any Related Company or its designee as Executive’s agent and attorney-in-fact, to act on Executive’s behalf, to execute and file documents and to do all other lawfully permitted acts necessary or desirable to perfect, maintain or otherwise protect OncoCyte’s or a Related Company’s rights in the Intellectual Property.  Executive acknowledges and agrees that such appointment is coupled with an interest and is irrevocable.

(d)            Disclosure of Intellectual Property.  Executive agrees to disclose promptly to OncoCyte or a Related Company all Intellectual Property which Executive may create or conceive solely, jointly, or commonly with others.  This paragraph is applicable whether or not the Intellectual Property was made under the circumstances described in paragraph (a) of this Section.  Executive agrees to make such disclosures understanding that they will be received in confidence and that, among other things, they are for the purpose of determining whether or not rights to the related Intellectual Property is the property of OncoCyte or a Related Company.

(e)            Limitations.  The obligations provided for by this Section 4, except for the requirements as to disclosure in paragraph 4(d), do not apply to any rights Executive may have acquired in connection with Intellectual Property for which no equipment, supplies, facility, or trade secret information of OncoCyte or a Related Company was used and which was developed entirely on the Executive’s own time and (i) which at the time of conception or reduction to practice does not relate directly or indirectly to the business of OncoCyte or a Related Company, or to the actual or demonstrable anticipated research or development activities or plans of OncoCyte or a Related Company, or (ii) which does not result from any work performed by Executive for OncoCyte or a Related Company.  All Intellectual Property that (1) results from the use of equipment, supplies, facilities, or trade secret information of OncoCyte or a Related Company; (2) relates, at the time of conception or reduction to practice of the invention, to the business of OncoCyte or a Related Company, or actual or demonstrably anticipated research or development of OncoCyte or a Related Company; or (3) results from any work performed by Executive for OncoCyte or a Related Company shall be assigned and is hereby assigned to OncoCyte or the applicable Related Company.  The parties understand and agree that this limitation is intended to be consistent with California Labor Code, Section 2870, a copy of which is attached as Exhibit A.  If Executive wishes to clarify that something created by Executive prior to Executive’s employment by OncoCyte or a Related Company that relates to the actual or proposed business of OncoCyte or a Related Company is not within the scope of this Agreement, Executive has listed it on Exhibit B in a manner that does not violate any third party rights.

(f)            Confidential and Proprietary Information.  During Executive’s employment, Executive will have access to trade secrets and confidential information of OncoCyte and one or more Related Companies.  Confidential Information means all information and ideas, in any form, relating in any manner to matters such as: products; formulas; technology and know-how; inventions; clinical trial plans and data; business plans; marketing plans; the identity, expertise, and compensation of Executives and contractors; systems, procedures, and manuals; customers; suppliers; joint venture partners; research collaborators; licensees; and financial information.  Confidential Information also shall include any information of any kind, whether belonging to OncoCyte, a Related Company, or any third party, that OncoCyte or a Related Company has agreed to keep secret or confidential under the terms of any agreement with any third party.  Confidential Information does not include:  (i) information that is or becomes publicly known through lawful means other than unauthorized disclosure by Executive; (ii) information that was rightfully in Executive's possession prior to Executive’s employment with OncoCyte and was not assigned to OncoCyte or a Related Company or was not disclosed to Executive in Executive’s capacity as a director or other fiduciary of OncoCyte or a Related Company; or (iii) information disclosed to Executive, after the termination of Executive’s employment by OncoCyte, without a confidential restriction by a third party who rightfully possesses the information and did not obtain it, either directly or indirectly, from OncoCyte or a Related Company, and who is not subject to an obligation to keep such information confidential for the benefit of OncoCyte, a Related Company, or any third party with whom OncoCyte or a Related Company has a contractual relationship.  Executive understands and agrees that all Confidential Information shall be kept confidential by Executive both during and after Executive’s employment by OncoCyte or any Related Company.  Executive further agrees that Executive will not, without the prior written approval by OncoCyte or a Related Company, disclose any Confidential Information, or use any Confidential Information in any way, either during the term of Executive’s employment or at any time thereafter, except as required by OncoCyte or a Related Company in the course of Executive’s employment.

5.            Termination of Employment.  Executive understands and agrees that Executive’s employment has no specific term.  This Agreement, and the employment relationship, are "at will" and may be terminated by Executive or by OncoCyte (and the employment of Executive by any Related Company may be terminated by the Related Company) with or without cause at any time by notice given orally or in writing.  Except as otherwise agreed in writing or as otherwise provided in this Agreement, upon termination of Executive's employment, OncoCyte and the Related Companies shall have no further obligation to Executive by way of compensation or otherwise as expressly provided in this Agreement or in any separate employment agreement that might then exist between Executive and a Related Company.

(a)            Payments Due Upon Termination of Employment.  Upon termination of Executive's employment with OncoCyte and all Related Companies at any time and for any reason, Executive will be entitled to receive only the severance benefits set forth below, but Executive will not be entitled to any other compensation, award, or damages with respect to Executive’s employment or termination of employment.

(i)            Termination for Cause, Death, Disability, or Resignation.  In the event of Executive's termination for Cause, or termination as a result of death, Disability, or resignation, Executive will be entitled to receive payment for all accrued but unpaid salary, accrued but unpaid bonus, if any, and vacation accrued as of the date of termination of Executive’s employment.  Executive will not be entitled to any cash severance benefits or additional vesting of any stock options or other equity or cash awards.

(ii)          Termination Without Cause.  In the event that they employment of the Executive is terminated by OncoCyte without “cause” as defined in this Agreement, Executive shall receive payment for all accrued but unpaid salary, accrued but unpaid bonus, if any, and vacation accrued as of the date of termination of Executive’s employment, and as severance compensation (A) three months of base salary if Executive’s employment is terminated within the first 12 months of employment, or (B) six months of base salary if Executive’s employment is terminated after 12 months of employment.  The severance compensation described in clauses (A) and (B) of the immediately preceding sentence may be paid in a lump sum, or at the election of OncoCyte, in installments consistent with the payment of Executive’s salary while employed by OncoCyte, subject to such payroll deductions and withholdings as are required by law.  This paragraph shall not apply to (x) termination of Executive’s employment by a Related Company if Executive remains employed by OncoCyte, or (y) termination of Executive’s employment by OncoCyte if Executive remains employed by a Related Company.

(b)            Release.  Any other provision of this Agreement notwithstanding, paragraphs (a)(ii) and (a)(iii) of this Section shall not apply unless the Executive (i) has executed a general release of all claims against OncoCyte or its successor in interest and the Related Companies and (ii) has returned all property in the Executive's possession belonging to OncoCyte or its successor in interest and any Related Companies.

(c)            Definitions.  For purposes of this Section, the following definitions shall apply:

(i)            "Cause" means: (A) the failure to properly perform Executive's job responsibilities, as determined reasonably and in good faith by the Board of Directors; (B) commission of any act of fraud, gross misconduct or dishonesty with respect to OncoCyte or any Related Company; (C) conviction of, or plea of guilty or "no contest" to, any felony, or a crime involving moral turpitude; (D) breach of any provision of this Agreement or any provision of any proprietary information and inventions agreement with OncoCyte or any Related Company; (E) failure to follow the lawful directions of the Board of Directors of OncoCyte or any Related Company; (F) chronic alcohol or drug abuse; (G) obtaining, in connection with any transaction in which OncoCyte, any Related Company, or any of OncoCyte’ affiliates is a party, a material undisclosed financial benefit for Executive or for any member of Executive’s immediate family or for any corporation, partnership, limited liability company, or trust in which Executive or any member of Executive’s immediate family owns a material financial interest; or (H) harassing or discriminating against, or participating or assisting in the harassment of or discrimination against, any employee of OncoCyte (or a Related Company or an affiliate of OncoCyte) based upon gender, race, religion, ethnicity, or nationality.

(ii)            "Disability" shall mean Executive's inability to perform the essential functions of Executive’s job responsibilities for a period of one hundred eighty (180) days in the aggregate in any twelve (12) month period.

6.            Turnover of Property and Documents on Termination.  Executive agrees that on or before termination of Executive’s employment, Executive will return to OncoCyte and all Related Companies all equipment and other property belonging to OncoCyte and the Related Companies, and all originals and copies of Confidential Information (in any and all media and formats, and including any document or other item containing Confidential Information) in Executive's possession or control, and all of the following (in any and all media and formats, and whether or not constituting or containing Confidential Information) in Executive's possession or control:  (a) lists and sources of customers; (b) proposals or drafts of proposals for any research grant, research or development project or program, marketing plan, licensing arrangement, or other arrangement with any third party; (c) reports, job or laboratory notes, specifications, and drawings pertaining to the research, development, products, patents, and technology of OncoCyte and any Related Companies; (d) any and all Intellectual Property developed by Executive during the course of employment; and (e) the Manual and memoranda related to the Policies.

7.            Arbitration.  Except for injunctive proceedings against unauthorized disclosure of Confidential Information, any and all claims or controversies between OncoCyte or any Related Company and Executive, including but not limited to (a) those involving the construction or application of any of the terms, provisions, or conditions of this Agreement or the Policies; (b) all contract or tort claims of any kind; and (c) any claim based on any federal, state, or local law, statute, regulation, or ordinance, including claims for unlawful discrimination or harassment, shall be settled by arbitration in accordance with the then current Employment Dispute Resolution Rules of the American Arbitration Association.  Judgment on the award rendered by the arbitrator(s) may be entered by any court having jurisdiction over the Company and Executive.  The location of the arbitration shall be San Francisco, California.  Unless OncoCyte or a Related Company and Executive mutually agree otherwise, the arbitrator shall be a retired judge selected from a panel provided by the American Arbitration Association, or the Judicial Arbitration and Mediation Service (JAMS).  OncoCyte, or a Related Company if the Related Company is a party to the arbitration proceeding, shall pay the arbitrator’s fees and costs.  Executive shall pay for Executive’s own costs and attorneys' fees, if any.  OncoCyte and any Related Company that is a party to an arbitration proceeding shall pay for its own costs and attorneys' fees, if any.  However, if any party prevails on a statutory claim which affords the prevailing party attorneys' fees, the arbitrator may award reasonable attorneys' fees and costs to the prevailing party.

 EXECUTIVE UNDERSTANDS AND AGREES THAT THIS AGREEMENT TO ARBITRATE CONSTITUTES A WAIVER OF EXECUTIVE’S RIGHT TO A TRIAL BY JURY OF ANY MATTERS COVERED BY THIS AGREEMENT TO ARBITRATE.

8.            Severability. In the event that any of the provisions of this Agreement or the Policies shall be held to be invalid or unenforceable in whole or in part, those provisions to the extent enforceable and all other provisions shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included in this Agreement or the Policies.  In the event that any provision relating to a time period of restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period such court deems reasonable and enforceable, then the time period of restriction deemed reasonable and enforceable by the court shall become and shall thereafter be the maximum time period.

9.            Agreement Read and Understood. Executive acknowledges that Executive has carefully read the terms of this Agreement, that Executive has had an opportunity to consult with an attorney or other representative of Executive’s own choosing regarding this Agreement, that Executive understands the terms of this Agreement, and that Executive is entering this agreement of Executive’s own free will.

10.         Complete Agreement, Modification.  This Agreement is the complete agreement between Executive and OncoCyte on the subjects contained in this Agreement.  This Agreement supersedes and replaces all previous correspondence, promises, representations, and agreements, if any, either written or oral with respect to Executive’s employment by OncoCyte or any Related Company and any matter covered by this Agreement.  No provision of this Agreement may be modified, amended, or waived except by a written document signed both by OncoCyte and Executive.

11.         Governing Law.  This Agreement shall be construed and enforced according to the laws of the State of California.

12.         Assignability.  This Agreement, and the rights and obligations of Executive and OncoCyte under this Agreement, may not be assigned by Executive.  OncoCyte may assign any of its rights and obligations under this Agreement to any successor or surviving corporation, limited liability company, or other entity resulting from a merger, consolidation, sale of assets, sale of stock, sale of membership interests, or other reorganization, upon condition that the assignee shall assume, either expressly or by operation of law, all of OncoCyte's obligations under this Agreement.

13.         Survival.  This Section 13 and the covenants and agreements contained in Sections 4 and 6 of this Agreement shall survive termination of this Agreement and Executive's employment.

14.         Notices.  Any notices or other communication required or permitted to be given under this Agreement shall be in writing and shall be mailed by certified mail, return receipt requested, or sent by next business day air courier service, or personally delivered to the party to whom it is to be given at the address of such party set forth on the signature page of this Agreement (or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 14).

IN WITNESS WHEREOF, Executive and OncoCyte have executed this Agreement on the day and year first above written.

EXECUTIVE:

/s/ Kristine Mechem
(Signature)

Kristine Mechem
(Please Print Name)

Address:	2011 Asilomar Drive
Oakland, CA 94611

Date:	August 4, 2015

ONCOCYTE:

OncoCyte Corporation

By:	/s/ William Annett

Title:	Chief Executive Officer

Address:	1300 Harbor Bay Parkway, Suite 100
Alameda, California 94502

EXHIBIT A

Job Title:                                                       Vice President of Marketing

Positon Description:
The VP Marketing is responsible for directing OncoCyte’s overall Marketing and Strategic Planning programs to ensure revenue growth and optimize portfolio management and company profitability.

Responsibilities:
•	Conduct market opportunity assessments to optimize pipeline management and product launches
•	Oversee all market research (payer, HCP, patient) to inform commercialization plans and portfolio management
•	Design, implement and manage new product launches and pipeline portfolio management
•	Develop and implement product launch plans for primary and secondary products
•	Direct overall OncoCyte brand development
•	Develop, recommend and execute all product positioning, pricing, promotion, channel and reimbursement strategies to ensure successful product launches and sustainable revenue streams
•	Design and conduct regular strategic and tactical planning processes at the corporate, R&D and brand levels

Annual Salary:	$200,000.00

PTO:	15 days (120.00 hours)

Immediately eligible to participate in 401(k) program effective date of hire.  Fully eligible to participate in company benefits as of August 1, 2015.

200,000 shares OncoCyte Corporation Incentive Stock Options under the 2011 Equity Incentive Plan.

EXHIBIT B
California Labor Code Section 2870.

Application of provision providing that employee shall assign or offer to assign rights in invention to employer.

(a)           Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

(i)            Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or

(ii)            Result from any work performed by the employee for his employer.

(b)            To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

EXHIBIT C

 PRIOR MATTERS

None